Issuer Free Writing Prospectus Filed Pursuant to Rule 433

supplementing the

Preliminary Prospectus Supplement dated August 8, 2024

Registration No. 333-277039

MARRIOTT INTERNATIONAL, INC.

$500,000,000 4.800% Series PP Notes due 2030

$1,000,000,000 5.350% Series QQ Notes due 2035

PRICING TERM SHEET

Dated: August 8, 2024

4.800% Series PP Notes due 2030

Issuer:	Marriott International, Inc. (the “Company”)

Anticipated Ratings (Moody’s / S&P)*:	Baa2 / BBB

Security:	4.800% Series PP Notes due 2030 (the “Series PP Notes”)

Aggregate Principal Amount:	$500,000,000

Maturity Date:	March 15, 2030

Coupon:	4.800%

Interest Payment Dates:	March 15 and September 15, commencing on March 15, 2025

Day Count Convention:	360-day year consisting of twelve 30-day months

Price to Public:	99.698% of the principal amount

Benchmark Treasury:	4.000% due July 31, 2029

Benchmark Treasury Price / Yield:	100-22 3⁄4 / 3.841%

Spread to Benchmark Treasury:	102 basis points

Yield to Maturity:	4.861%

Optional Redemption Provisions:	Prior to February 15, 2030 (one month prior to their maturity date) (the “Series PP Par Call Date”), the Company may redeem the Series PP Notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of: (1) (a) the sum of the present values of the remaining scheduled payments of principal and interest on the Series PP Notes discounted to the redemption date (assuming the Series PP Notes matured on the Series PP Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points less (b) interest accrued to the date of redemption, and (2) 100% of the principal amount of the Series PP Notes to be redeemed, plus, in either case, accrued and unpaid interest on the Series PP Notes to the redemption date.

On or after the Series PP Par Call Date, the Company may redeem the Series PP Notes, in whole or in part, at any time and from time to time, at its option, at a redemption price equal to 100% of the principal amount of the Series PP Notes being redeemed plus accrued and unpaid interest on the Series PP Notes to the redemption date.

Change of Control:	Issuer repurchase offer required following certain changes of control as described in the Preliminary Prospectus Supplement dated August 8, 2024.

Trade Date:	August 8, 2024

Expected Settlement Date**:	August 12, 2024 (T+2)

CUSIP / ISIN:	571903 BR3 / US571903BR30

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Joint Book-Running Managers:

J.P. Morgan Securities LLC

Goldman Sachs & Co. LLC

Scotia Capital (USA) Inc.

Truist Securities, Inc.

BofA Securities, Inc.

Deutsche Bank Securities Inc.

Wells Fargo Securities, LLC

Citigroup Global Markets Inc.

Fifth Third Securities, Inc.

U.S. Bancorp Investments, Inc.

Senior Co-Managers:

HSBC Securities (USA) Inc.

ICBC Standard Bank Plc

PNC Capital Markets LLC

Siebert Williams Shank & Co., LLC

TD Securities (USA) LLC

Loop Capital Markets LLC

Capital One Securities, Inc.

BNY Mellon Capital Markets, LLC

UniCredit Capital Markets LLC

NatWest Markets Securities Inc.

Standard Chartered Bank

5.350% Series QQ Notes due 2035

Issuer:	Marriott International, Inc. (the “Company”)

Anticipated Ratings (Moody’s / S&P)*:	Baa2 / BBB

Security:	5.350% Series QQ Notes due 2035 (the “Series QQ Notes”)

Aggregate Principal Amount:	$1,000,000,000

Maturity Date:	March 15, 2035

Coupon:	5.350%

Interest Payment Dates:	March 15 and September 15, commencing on March 15, 2025

Day Count Convention:	360-day year consisting of twelve 30-day months

Price to Public:	99.394% of the principal amount

Benchmark Treasury:	4.375% due May 15, 2034

Benchmark Treasury Price / Yield:	102-30 3⁄4 / 4.005%

Spread to Benchmark Treasury:	142 basis points

Yield to Maturity:	5.425%

Optional Redemption Provisions:	Prior to December 15, 2034 (three months prior to their maturity date) (the “Series QQ Par Call Date”), the Company may redeem the Series QQ Notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of: (1) (a) the sum of the present values of the remaining scheduled payments of principal and interest on the Series QQ Notes discounted to the redemption date (assuming the Series QQ Notes matured on the Series QQ Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 25 basis points less (b) interest accrued to the date of redemption, and (2) 100% of the principal amount of the Series QQ Notes to be redeemed, plus, in either case, accrued and unpaid interest on the Series QQ Notes to the redemption date.

On or after the Series QQ Par Call Date, the Company may redeem the Series QQ Notes, in whole or in part, at any time and from time to time, at its option, at a redemption price equal to 100% of the principal amount of the Series QQ Notes being redeemed plus accrued and unpaid interest on the Series QQ Notes to the redemption date.

Change of Control:	Issuer repurchase offer required following certain changes of control as described in the Preliminary Prospectus Supplement dated August 8, 2024.

Trade Date:	August 8, 2024

Expected Settlement Date**:	August 12, 2024 (T+2)

CUSIP / ISIN:	571903 BS1 / US571903BS13

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Joint Book-Running Managers:

J.P. Morgan Securities LLC

Goldman Sachs & Co. LLC

Scotia Capital (USA) Inc.

Truist Securities, Inc.

BofA Securities, Inc.

Deutsche Bank Securities Inc.

Wells Fargo Securities, LLC

Citigroup Global Markets Inc.

Fifth Third Securities, Inc.

U.S. Bancorp Investments, Inc.

Senior Co-Managers:

HSBC Securities (USA) Inc.

ICBC Standard Bank Plc

PNC Capital Markets LLC

Siebert Williams Shank & Co., LLC

TD Securities (USA) LLC

Loop Capital Markets LLC

Capital One Securities, Inc.

BNY Mellon Capital Markets, LLC

UniCredit Capital Markets LLC

NatWest Markets Securities Inc.

Standard Chartered Bank

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

**We expect to deliver the notes against payment for the notes on or about August 12, 2024, which will be the second business day following the date of the pricing of the notes (this settlement cycle being referred to as “T+2”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade their notes prior to the business day before settlement will be required, by virtue of the fact that the notes initially will settle in T+2, to specify alternative settlement arrangements to prevent a failed settlement. Purchasers of the notes who wish to trade their notes prior to the business day before settlement should consult their own advisors.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC at (collect) (212) 834-4533, Goldman Sachs & Co. LLC toll-free at 1-866-471-2526, Scotia Capital (USA) Inc. toll-free at 1-800-372-3930 and Truist Securities, Inc. toll-free at 1-800-685-4786.